UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASURE SOFTWARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASURE SOFTWARE, INC.
405 Colorado Street, Suite 1800
Austin, Texas 78701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2026

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Asure Software, Inc., a Delaware corporation (the “Company,” or “Asure”), to be held at 405 Colorado Street, Suite 1800, Austin, Texas 78701, on May 12, 2026, at 9:00 a.m. Central Time for the following purposes:

1.To elect seven directors to the board of directors, each to hold office until the 2027 Annual Meeting or until his/her respective successor is duly elected and qualified;
2.To ratify the Audit Committee’s appointment of CBIZ CPAs PC as our independent registered public accounting firm for the year ending December 31, 2026; and
3.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All holders of record of shares of our common stock at the close of business on March 16, 2026, are entitled to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. Stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you plan to attend the Annual Meeting in person, please cast your vote as instructed on the Notice of Internet Availability of Proxy Materials, voting instructions form, or proxy card as promptly as possible. The Notice of Internet Availability of Proxy Materials includes instructions on how to request a hard copy of this proxy statement and proxy card for the Meeting free of charge, and you may also authorize your proxy by returning your proxy card to us after requesting hard copy materials. Your prompt response is necessary to ensure that your shares are represented at the Annual Meeting. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the Annual Meeting. Stockholders holding shares of our common stock in brokerage accounts will receive instructions from the holder of record that you must follow in order for your shares to be voted.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING

Registration will begin at 8:30 a.m. Central Time, and seating will begin at 8:45 a.m. Central Time. Each stockholder must bring a proof of ownership and valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. If you hold your shares in a brokerage account, you must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and all cellular phones must be silenced during the Annual Meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the Annual Meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

/s/ PATRICK GOEPEL

Patrick Goepel
Chief Executive Officer
April 2, 2026
Austin, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 12, 2026. The proxy statement and our annual report to stockholders on Form 10-K are available at https://investor.asuresoftware.com/financial-information and at www.proxyvote.com (please have the control number found on your Notice of Internet Availability of Proxy Materials, voting instructions form, or proxy card available when you visit this website).

ASURE SOFTWARE, INC.
405 Colorado Street, Suite 1800
Austin, Texas 78701

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2026

GENERAL

This proxy statement contains information relating to our Annual Meeting to be held on May 12, 2026, beginning at 9:00 a.m. Central Time at 405 Colorado Street, Suite 1800, Austin, Texas 78701 and at any postponements or adjournments of the Annual Meeting. Your proxy for the Annual Meeting is being solicited by our board of directors.

The proxy materials relating to the Annual Meeting are being furnished over the Internet in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”) to stockholders entitled to vote at the meeting on or about April 2, 2026. A copy of our annual report on Form 10-K for the year ended December 31, 2025 has been furnished concurrently with this proxy statement, both of which are available at https://investor.asuresoftware.com/financial-information and www.proxyvote.com.

All holders of record of shares of our common stock at the close of business on March 16, 2026, are entitled to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. Stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you plan to attend the Annual Meeting in person, please cast your vote as instructed on the Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card as promptly as possible. The Notice of Internet Availability of Proxy Materials includes instructions on how to request a hard copy of this proxy statement and proxy card for the Meeting free of charge, and you may also authorize your proxy by returning your proxy card to us after requesting hard copy materials. Your prompt response is necessary to ensure that your shares are represented at the Annual Meeting. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the Annual Meeting. Stockholders holding shares of common stock in brokerage accounts will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 12, 2026

This proxy statement and our annual report to stockholders are available online at
https://investor.asuresoftware.com/financial-information and www.proxyvote.com

ABOUT THE ANNUAL MEETING AND VOTING

Purposes - At the Annual Meeting, you will be asked:

1.To elect seven directors to the board of directors, each to hold office until the 2027 Annual Meeting or until his or her respective successor is duly elected and qualified;
2.To ratify the Audit Committee’s appointment of CBIZ CPAs P.C. as our independent registered public accounting firm for the year ending December 31, 2026;
3.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The board knows of no other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Record Date; Stockholders Entitled to Vote - Only holders of record of our shares of common stock at the close of business on March 16, 2026 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each share of common stock will be entitled to one vote. As of March 16, 2026, there were 28,635,777 shares of our common stock outstanding.

Quorum - A majority of the issued and outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the Annual Meeting.

Vote Required - Directors are elected by a plurality of the votes cast at the Annual Meeting by the stockholders entitled to vote on the election of directors. If more than seven director nominees are properly presented to the stockholders at the Annual Meeting, the seven nominees receiving the highest number of affirmative votes of the shares which are present or represented by proxy at the Annual Meeting and entitled to vote for the election of directors will be elected to our board. Each of the remaining proposals must be approved by a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting thereon.

Dissenters’ Rights - No dissenters’ rights are provided under the Delaware General Corporation Law, our Restated Certificate of Incorporation or our Third Amended and Restated Bylaws (“Bylaws”) with respect to any of the proposals described in this proxy statement.

Board Recommendation - Our board of directors has unanimously approved and recommends that an affirmative vote be cast “FOR” the election of each of our director nominees and “FOR” the ratification of our independent registered accounting firm.

Voting Your Shares - If you own shares registered directly in your name (a “registered stockholder”), you may submit your proxy by US Mail, Internet or telephone and following the instructions in the Notice. The deadline for submitting your proxy by Internet or telephone is 11:59 p.m. Eastern Time on May 11, 2026. The designated proxy will vote according to your instructions. You may also attend the Annual Meeting and vote in person.

If you hold your shares in the name of a broker or other nominee, then your broker or other nominee is considered to be the registered stockholder. However, you are still considered the beneficial owner of those shares and your shares are said to be held in “street name.” If you hold shares in street name, your broker or nominee firm may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote by Internet or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you hold your shares in street name and you want to vote at the Annual Meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares because the broker or nominee is the legal, registered owner of the shares.

Changing Your Vote by Revoking Your Proxy - If you are a registered stockholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the Annual Meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee, or administrator to determine whether you will be able to revoke or change your vote.

How Votes are Counted - All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. If you return a signed and dated proxy card but do not indicate how your shares are to be voted, those shares will be voted “FOR” each of the director nominees, “FOR” proposal 2 and in the discretion of the named proxy holders as to any other matter properly brought before the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. Only the latest dated proxy you submit will be counted.

Shares voted as withheld from the election of directors under proposal 1 will be counted for purposes of determining the presence of a quorum at the Annual Meeting but will have no effect on the election of director nominees. Shares voted as abstentions on proposal 2 will similarly be counted for purposes of determining the presence of a quorum at the Annual Meeting and will not be treated as votes cast on such proposal and will therefore have no effect on the result of such vote.

Broker Non-Votes - A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Only the vote on ratification of our independent registered public accounting firm is considered a routine matter that brokers may cast discretionary votes upon. As the election of directors is decided by the plurality of votes cast, broker non-votes will not be treated as votes cast in the election of a director and will therefore have no effect on the result of such vote. The remaining proposal must be approved by a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting thereon, broker non-votes will not be treated as votes cast on such proposal and will therefore have no effect on the result of such vote.

Additional Information - Additional information about the Company is contained in our current and periodic reports filed with the Securities and Exchange Commission (“SEC”). These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge electronically at www.sec.gov. Copies of such materials can also be obtained by sending a written request to the Corporate Secretary at Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701.

Your vote is important!

Please submit your proxy or voting instructions today.

ITEM 1 - ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our board of directors currently consists of seven members, each with a term expiring at the Annual Meeting. Our board has nominated our seven incumbent directors for election at the Annual Meeting as follows:

•	Benjamin Allen	•	Grace Lee

•	W. Carl Drew	•	Bradford Oberwager

•	Daniel Gill	•	Bjorn Reynolds

•	Patrick Goepel

Directors are elected annually and serve a one-year term or until their successors are duly elected and qualified. Each of our director nominees has consented to being named in this proxy statement and has consented to serve as a director of the Company if elected. There are no family relationships among our directors and executive officers.

The Board of Directors recommends voting “FOR” each director nominee.

Generally, the Nominating and Governance Committee recommends director nominations and reviews nominees against the skills and characteristics that are required of our board members. The Nominating and Governance Committee focuses on a candidate’s expertise in the Company’s industry and experience in technology, business, legal matters, and finance. We look at a candidate’s education, skills, business experience, administration experience, and other appropriate factors given the current needs of the board and the Company. Our goal is to maintain a balance among board members of industry knowledge, experience, and ability to map out successful strategies for the Company’s business. Nominees for the board should have the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of stockholders. They should be forward-thinking, possess critical analysis skills, and exhibit independence and practical judgment on issues. Evaluation of candidates for all nominees, whether submitted by a board member or a stockholder, generally involves reviewing background materials, internal discussions among committee members, and interviewing selected candidates as appropriate. Upon selecting a qualified candidate, the Nominating and Governance Committee recommends the candidate for the board’s consideration.

Our board handled the duties delegated to our Nominating and Governance Committee in calendar year ended December 31, 2025. In recommending the nominees for election at this Annual Meeting, the board evaluated our directors against the criteria stated above and found that all of our directors contribute to the board through their expertise and experience and diversity of backgrounds. Additionally, the board, acting as our Nominating and Governance Committee, noted that one of our director nominees is female, which is approximately 14% of our board. Additionally, approximately 14% of our board is ethnically diverse.

Stockholders may recommend a candidate for our board by writing to the attention of the Secretary, Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701, specifying the candidate’s name and qualifications for board membership. All recommendations are submitted to the Nominating and Governance Committee. For the board to consider a candidate for nomination at the 2027 Annual Meeting, stockholders must submit a written recommendation by March 13, 2027, but not earlier than February 11, 2027. Each submission must, among other things, include: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder and also which are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company which are beneficially owned by such person. Recommended candidates may be required to provide additional information, including the number of shares of common stock of the Company beneficially owned. While our board of directors has not adopted a formal diversity policy or specific standards with regard to the selection of director nominees, the board of directors believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences in evaluating board candidates.

The full board then selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the Annual Meeting. The board reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates. Each nominee has consented to serve until the next annual stockholder meeting, if elected, or until his or her successor is elected and qualified.

If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of common stock represented at the Annual Meeting is required to elect a director. The seven nominees receiving the highest number of affirmative votes of the shares which are present or represented by proxy at the Annual Meeting and entitled to vote for the election of director will be elected to our board.

BIOGRAPHICAL INFORMATION REGARDING NOMINEES

The following table sets forth certain information concerning the director nominees:

Nominee	Age	Present Office(s) Held in Our Company	Director Since
Patrick Goepel(1)	64	Chairman of the Board and Chief Executive Officer	2009
Benjamin Allen(2)(3)(4)	61	None	2020
W. Carl Drew(2)(3)	66	None	2020
Daniel Gill(2)(5)	62	Lead Independent Director	2017
Grace Lee(2)(4)(6)	58	None	2020
Bradford Oberwager(2)(4)	56	None	2018
Bjorn Reynolds(2)(3)(6)	50	None	2020
(1) Chairman of the Board
(2) Independent board member as determined by the board of directors of the Company
(3) Audit Committee Member
(4) Compensation Committee Member
(5) Lead Independent Director
(6) Nominating and Governance Committee Member

The following information regarding the principal occupations and other employment of the nominees during the past five years and their directorships in certain companies is as reported by the respective nominees.

Benjamin Allen joined our board of directors in August 2020. Mr. Allen served as CEO of WorldAware, a technology company, from June 2017 to July 2020 during which time he led the successful sale of WorldAware to GardaWorld, a global security company, in July 2020. Before that, he served as President for Marsh & McLennan Agency LLC, an insurance company, from March 2013 to June 2017 and as Chief Innovation Officer from May 2011 to March 2013. He also served as President and CEO of Kroll, Inc., a professional services company, from March 2008 to January 2011. Prior to Kroll's acquisition of ONTRACK, he served as president and CEO of ONTRACK Data International, Inc. (Nasdaq: ONDI). Mr. Allen began his career with human capital management (“HCM”) provider Ceridian where he advanced from sales to national leadership positions including marketing, operations, and IT. Mr. Allen received his BA in Finance from Washington State University.

As a technologist turned CEO, with a background in HCM, Mr. Allen brings a unique skillset having successfully grown several tech-businesses. This background and experience makes Mr. Allen well-qualified to serve as a director.

W. Carl Drew joined our board of directors in April 2020. Mr. Drew has served as President, Chief Operating Officer, and Chief Financial Officer of Harvard Maintenance, a building services company, since August 2014. Mr. Drew retired from Harvard Maintenance in 2023. He has broad experience in building world-class accounting and finance teams, developing the strategic planning and analysis functions, integrating cross-discipline process improvements, and leading and managing strategic mergers and acquisitions. Prior to joining Harvard Maintenance, Mr. Drew has served as Chief Financial Officer of several private and public companies, including CompuPay, Inc., a payroll services company, from 2006 to 2013; Interval International, Inc. from 1998 to 2006; and Pollo Tropical, Inc. from 1996 to 1998. He began his career as a CPA at Ernst and Young (formerly Ernst and Whinney) in the computer audit field.

Mr. Drew’s leadership experience and his skills relating to financial statements and accounting makes him well-qualified to serve as a director. Mr. Drew is an audit committee financial expert.

Daniel Gill has served as a director since June 2017 and was appointed Lead Independent Director in August 2020. Mr. Gill is a founding managing partner of Silver Oak Services Partners, a private equity limited partnership with over $1.0 billion of capital under management, which focuses exclusively on business, consumer, and healthcare services companies. Prior to the formation of Silver Oak Services Partners in November 2005, Mr. Gill was a founding partner and managing director of Willis Stein & Partners, a private equity limited partnership with approximately $3B of capital under management. Mr. Gill and four other partners formed the firm in 1995 after successful careers together at CIVC, a subsidiary of Bank of America (formerly Continental Bank). Prior to CIVC, Mr. Gill worked in the Corporate Finance Department of Kidder, Peabody & Co. Mr. Gill received an M.B.A. from the University of Chicago, Graduate School of Business and holds a B.A. degree in Economics from Bucknell University.

Mr. Gill brings to our board strong leadership experience combined with strategic and financial expertise. In addition, Mr. Gill brings extensive advisory experience as he currently sits on the board of directors of over ten companies and has previously served on the boards of an additional nineteen companies including iSystems, which was acquired by Asure in 2017.

Patrick Goepel was elected to our board of directors in August 2009. He was subsequently appointed as Interim Chief Executive Officer on September 15, 2009, and became Chief Executive Officer as of January 1, 2010. On August 11, 2020, he was elected Chairman of our board of directors. Prior to joining Asure, he served as Chief Operating Officer of Patersons Global Payroll. Previously, he was the President and Chief Executive Officer of Fidelity Investment’s Human Resource Services Division from 2006 to 2008; President and Chief Executive Officer of Advantec from 2005 to 2006; and Executive Vice President of Business Development and US Operations at Ceridian from 1994 to 2005. A former board member of Clearfield, Inc., Mr. Goepel currently serves on the board of directors of APPD Investments, Joynd Cloud Connectors, Summit Hosting Holdco, LLC and SafeGuard World International, Ltd.

Mr. Goepel brings to our board extensive knowledge and experience in the Company’s industry; deep knowledge of the Company’s day-to-day operations, strategic priorities, and markets; and extensive experience as a board member of private emerging growth companies.

Grace Lee joined our board of directors in August 2020. Ms. Lee is the Chief People Officer for Coherent Corporation (NYSE:COHR), joining in November 2024, where she is responsible for the strategic leadership of global Human Resources, Diversity, Equity and Inclusion. Prior to that, she served as Executive Vice President, Chief Human Resources and Diversity Officer for Lumentum Holdings from August 2021 to November 2024, and as senior vice president and the Chief Human Resources and Diversity Officer at Cubic Corporation from October 2018 to August 2021. Prior to joining Cubic, she held similar roles at Charles River Laboratories, a publicly traded biotechnology company, from June 2016 to October 2018; Beckman Coulter, a Danaher operating company, from November 2014 to June 2016; TTM Technologies from November 2010 to November 2014; and IMI Severe Service (now IMI Critical Engineering) from July 2007 to November 2010. Ms. Lee received her master’s degree in human resources from Cornell University’s ILR School, her master’s degree in Global Leadership from the University of San Diego School of Business, and her bachelor’s degree in Communications from the University of the Philippines. She has been recognized as one of the top 50 chief diversity officers from the National Diversity Council.

Ms. Lee brings significant HCM depth to our board of directors.

Bradford Oberwager has served as a director since November 2018. Mr. Oberwager serves as Executive Chairman of both Linden Lab, the original Metaverse virtual world and Tilia.io a fintech company focused on virtual world payments. He is also founder and Chairman of Sundia Corporation, a consumer packaged goods business that he founded in December 2004. Previously, Mr. Oberwager founded and ran Jyve, a Silicon Valley based technology company revolutionizing labor, staffing, and merchandising, which was acquired by Advantage Solutions in 2021. He also owned and was CEO of Bare Snacks from December 2010 to September 2014 and which was listed on the Inc. 500 list for 2010 and 2011 and acquired in 2018 by PepsiCo. Mr. Oberwager received his BS in Finance from Georgetown University and his MBA in Strategic and Entrepreneurial Management from the Wharton School of Business, University of Pennsylvania.

Mr. Oberwager brings financial expertise combined with strategic experience and strong leadership skills. Mr. Oberwager is a co-founder and director of five companies and has founded and successfully sold three businesses.

Bjorn Reynolds joined our board of directors in April 2020. Mr. Reynolds is the founder of SafeGuard World International, Ltd., a US based international payroll services and PEO company and a licensee of our Asure HCM software, and has served as its Chief Executive Officer since its inception in January 2006. Mr. Reynolds is a highly experienced leader in the global payroll industry. Mr. Reynolds was nominated for the EY Entrepreneur of the Year 2018 award, recognized in 2016 as Payroll World’s Top 50 Most Influential People in Payroll, and received Workforce Management’s “Game Changer” award in 2012 for outstanding innovation in the HR market. Between 2000 and 2005, Mr. Reynolds served as a director of sales and marketing of Ceridian. From 1997 to 2000, Mr. Reynolds served as branch manager of HFC Bank (part of the Global HSBC Group).

Mr. Reynold’s management and leadership experience, along with his deep knowledge of the global payroll industry, makes him well-qualified to serve as a director.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Director Independence - Our board of directors consists of a majority of independent directors as such term is defined under the rules of the Nasdaq Stock Market. The board of directors has determined that each of Ms. Lee and Messrs. Allen, Drew, Gill, Oberwager, and Reynolds are independent. The board of directors has also determined that all of the members of the board’s committees are independent as defined under the rules of the Nasdaq Stock Market, including in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Board Meetings and Attendance - Our board of directors met five times during the calendar year ended December 31, 2025. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which such director served. The board of directors requires that directors make a reasonable effort to attend the Company’s annual stockholder meeting. Last year, none of our directors were able to attend the annual meeting.

Committees - Committees of the board of directors include the Compensation Committee, the Nominating and Governance Committee, and the Audit Committee. Each Committee operates under a charter that has been approved by the board of directors and current copies of these charters are posted on our website, https://investor.asuresoftware.com/corporate-governance.

Compensation Committee - The Compensation Committee is responsible for approving the compensation arrangements of senior management and recommending approval by the board of directors of amendments to our benefit plans. In August 2020, our Board appointed Brad Oberwager to serve as Chair of the Compensation Committee. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. Since 2024, the Compensation Committee engaged Compensia, Inc., an independent consultant to assist it in developing a performance stock based program for the Company’s executive officers and other senior leaders. The Compensation Committee met five times as part of meetings of the Board of Directors held during the calendar year ended December 31, 2025. The Compensation Committee members attended all meetings held during the calendar year ended December 31, 2025.

Nominating and Governance Committee - Under its charter, the Nominating and Governance Committee monitors significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies. The Nominating and Governance Committee has primary responsibility over Environmental, Social and Governance Principles at the board level and will advise the internal Environmental, Social, and Governance Committee. The Nominating and Governance Committee also is responsible for identifying and recommending the nominees for election to the board. In April 2021, our board appointed Grace Lee to serve as the chair of the Nominating and Governance Committee. The Nominating and Governance Committee did not meet during the calendar year ended December 31, 2025. Our board handled the duties delegated to our Nominating and Governance Committee during calendar year ended December 31, 2025.

Audit Committee - The Audit Committee operates under a charter adopted by the board of directors in accordance with the rules and regulations of the SEC, Section 3(a)(58)(A) of the Exchange Act and the Nasdaq Stock Market. In August 2020, our board appointed W. Carl Drew to serve as the chair of the Audit Committee. The board of directors has determined that Mr. Drew has the qualifications and experience necessary to serve as an “audit committee financial expert,” as defined by the SEC. The Audit Committee is the communication link between our board of directors and our independent registered public accounting firm. In addition to approving the appointment of the independent registered public accounting firm, the Audit Committee reviews the scope of the audit, the accounting policies and reporting practices, internal auditing and internal control, compliance with our policies regarding business conduct and other matters as deemed appropriate. The Audit Committee met four times during the calendar year ended December 31, 2025. The Audit Committee members attended all meetings held during the calendar year ended December 31, 2025.

Report of the Audit Committee - The following is the “Report of the Audit Committee” with respect to our audited financial statements for calendar year ended December 31, 2025 which include our Consolidated Balance Sheets as of December 31, 2025 and 2024, and the related Consolidated Statements of Comprehensive Loss, Statements of Changes in Stockholders’ Equity and Statements of Cash Flows and the notes thereto for the calendar years ended December 31, 2025 and 2024. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

1.The Audit Committee has reviewed and discussed the above-referenced audited financial statements with management.
2.The Audit Committee has discussed with CBIZ CPAs PC, our independent registered public accounting firm for calendar year ended December 31, 2025, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
3.The Audit Committee has received the written disclosures and the letter from CBIZ CPAs PC, required by applicable requirements of the Public Company Accounting Oversight Board regarding CBIZ CPAs PC’s communications with the Audit Committee concerning independence, and has discussed with CBIZ CPAs PC its independence from the Company.
4.Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our above-referenced audited financial statements be included in our annual report on Form 10-K for calendar year 2025.

This report is submitted by the Audit Committee,

W. Carl Drew, Chair
Benjamin Allen
Bjorn Reynolds

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Chief Executive Officer, Patrick Goepel, serves as Chairman of the Board. Due to the combined Chief Executive Officer and Chairman of the board roles, Daniel Gill serves as the Lead Independent Director. With respect to the appointment of a Lead Independent Director, the board acknowledges the importance of appointing a Lead Independent Director to maintain a strong independent board leadership structure that functions collaboratively with management while maintaining independent oversight. The Lead Independent Director role comes with significant authority and responsibilities. The primary responsibilities include: (i) ensuring the board has full, timely, and relevant information to support its decision-making requirements; (ii) advising the Chairman as to the appropriate schedule for board meetings and providing input on the preparation of agendas for board meetings; (iii) consulting with the Chairman and the board on the effectiveness of Board committees; (iv) calling and presiding over meetings of the board's non-employee directors; and (v) consulting with the Chairman as to the timeliness of the flow of information from the company that is necessary for the directors to effectively perform their duties. The lead independent director has the authority to call meetings of the non-employee directors and to call executive sessions of the non-employee directors in conjunction with any board meeting.

Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, cybersecurity risks and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our Audit Committee also reviews programs for promoting and monitoring compliance with legal and regulatory requirements. Our Compensation Committee evaluates risks arising from our compensation policies and practices. The Audit Committee and the Compensation Committee provide reports to the full board of directors regarding these and other matters. Our Nominating and Governance Committee is responsible for managing risks associated with director succession, our governance structure and environmental, social, and governance (“ESG”) matters, among other matters.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning the compensation paid to the non-employee directors for the year ended December 31, 2025 (includes amounts that were earned in calendar year ended December 31, 2024, and paid in 2025) (whole dollars):

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Total
Daniel Gill	$50,000	$72,170	$—	$122,170
Bradford Oberwager	$50,000	$72,170	$—	$122,170
Bjorn Reynolds	$45,000	$72,170	$—	$117,170
W. Carl Drew	$50,000	$72,170	$—	$122,170
Benjamin Allen	$45,000	$72,170	$—	$117,170
Grace Lee	$47,500	$72,170	$—	$119,670
(1) On March 3, 2025, Mr. Drew, Mr. Reynolds, Ms. Lee, Mr. Allen, Mr. Gill, and Mr. Oberwager were each granted restricted stock units of 7,000 shares of our common stock. These restricted stock units vested on March 3, 2026. The amounts in this column represent the fair value of the restricted stock units as of the grant date as computed in accordance with FASB ASC Topic 718 (“ASC 718”) and SEC disclosure rules, excluding the impact of estimated forfeitures related to service-based vesting. Refer to Note 9, “Stockholders’ Equity, Employee Benefit Plans and Share-Based Compensation” in the Notes to the Consolidated Financial Statements included in our Form 10-K filed on February 26, 2026, for the relevant assumptions used to determine the valuation of our awards. The grant date fair value does not necessarily correspond to the actual economic value that may be realized for these awards.

The following table shows the aggregate number of stock and option awards outstanding for each of our non-employee directors as of December 31, 2025 (whole shares):

Name	Restricted Stock Unit Awards(1)	Option Awards(2)
Daniel Gill	7,000	5,000
Bradford Oberwager	7,000	1,932
Bjorn Reynolds	7,000	5,000
W. Carl Drew	7,000	—
Benjamin Allen	7,000	5,000
Grace Lee	7,000	—
(1) None of the restricted stock units were vested as of December 31, 2025.
(2) All of the options were vested as of December 31, 2025.

Pursuant to our non-employee director compensation policy adopted in 2020 and in effect for calendar year 2025, an annual retainer of $45,000 is paid to each independent director and while our non-employee director compensation policy does not provide for stock option or other equity award grants, our board of directors expects to make annual equity grants to our independent directors. No additional fees are paid for attendance at meetings. During 2025, we also paid the following additional annual retainers for service as committee chairs and for our Lead Independent Director:

Lead Independent Director	$5,000	per annum
Audit Committee Chair	$5,000	per annum
Compensation Committee Chair	$5,000	per annum
Nominating and Governance Committee Chair	$2,500	per annum

Upon the recommendation of our Compensation Committee and with the guidance of our independent compensation consultant, our board of directors modified our non-employee director compensation policy to (a) increase the annual retainers paid to our Lead Independent Director and our committee chairs, (b) add an annual retainer in recognition of each director’s services on our committees, and (c) align the timing of payment of the cash portion of our non-employee director compensation and the issuance of annual grants with our annual meeting.

These changes will take effect following our 2026 annual meeting. Specifically, we will continue to pay each non-employee director an annual retainer of $45,000 and will pay the following annual retainers for our Lead Independent Director, committee chairs, and committee members:

Lead Independent Director	$15,000	per annum
Audit Committee Chair	$20,000	per annum
Audit Committee Member	$10,000	per annum
Compensation Committee Chair	$15,000	per annum
Compensation Committee Member	$5,000	per annum
Nominating and Governance Committee Chair	$10,000	per annum
Nominating and Governance Committee Member	$4,000	per annum

Chairs of committees will not receive the annual retainer for committee members and we will not pay fees to directors for their attendance at meetings. Our board of directors does expect to make annual equity grants to its directors for their service to the board, with those grants being issued in connection with our annual meetings and having a target value of $140,000.

Mr. Goepel, as a director who is also our employee, does not receive any separate cash or equity compensation for his service as a director.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

A stockholder who wishes to communicate with the board of directors may do so by directing a written request addressed to the Chairman of the Board at the address appearing on the first page of this proxy statement.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES

In 2026, we intend to continue our efforts to formalize and improve our ESG programs as well as to increase transparency and disclosure about these programs. Our ESG Committee, comprised of non-officer employees, is dedicated to the development and oversight of these programs and is advised by the Nominating and Governance Committee. Pursuant to the Nominating and Governance charter, the Nominating and Governance Committee has primary responsibility over ESG matters at the board level.

As reflected elsewhere in this proxy statement, we continued our commitment in 2025 to strong corporate governance principles. Our activities in this area include annual election of all directors, committees of the board comprised of only independent directors, prohibition on pledging and hedging our stock, and appointment of a lead independent director. We also continued to enhance our strong corporate ethics and compliance policies. For example, our Code of Business Conduct and Ethics expressly prohibits Asure employees and agents from promising, offering or authorizing payment of anything of value to any government official to obtain or retain business, to secure other improper advantage or to improperly influence a government official’s actions.

Some of our efforts to further our social and environmental principles include the programs described below.

Social Responsibility. As a leader in the human capital management industry, we believe that human capital management strategies are an important part of our company values – embrace change; lead with integrity; own the outcome; deliver awesome; and be a good human.

We have the following programs in place to enforce our company values to lead with integrity and deliver awesome. We currently offer paid SHRM-CP training and certification (from the Society for Human Resource Management) to our HR professionals and Certified Payroll Professional (“CPP”) training and certification (from the American Payroll Association) to our payroll specialists to enable these employees to increase their knowledge base and obtain valuable credentials in their fields.

Furthering our commitment to align our interests with those of our stakeholders and stockholders, we have began publishing statistics regarding our gender pay gap, gender diversity data, racial and ethnic diversity data and age diversity data. This information is provided to promote transparency to our stakeholders and investors and to foster a more inclusive environment.

Environmental Sustainability. Asure recognizes the importance of protecting and maintaining the quality of the environment as an integral part of our operations and is committed to environmental responsibility in the conduct of our operations. Our headquarters are located at 405 Colorado Street in the city of Austin, TX. The building is an EnergyStar® Rated building, which means it is energy-efficient and helps reduce environmental impact, and is also UL Healthy Building Verified. The building makes use of motion detected lighting systems and low flow plumbing fixtures to conserve water. Asure supports its policy on environmental sustainability through both customer-facing and internal initiatives. First, our solutions help clients leverage digital HR solutions and technology to minimize printing waste, including through electronic payrolls to client employees and electronic signature technologies. Second, internally, we have adopted an environmental management system that encourages recycling and waste management in our business practices and operating procedures. This support includes a commitment to the purchase, use, and disposal of products and materials in a manner that will best utilize natural resources and minimize any negative impact on the earth's environment. Special recycling receptacles have been set up at our offices to promote the separation and collection of designated recyclable materials. We encourage reducing and, when possible, eliminating the use of disposable products. Our source reduction decreases the consumption of valuable resources through workplace practices such as: communication through email and video conferencing and posting employee memos and key document resources on the company intranet; using digital business forms, two-sided photocopying, and minimum packaging; reusing paper clips, folders, binders, packaging material and wooden pallets; and turning off lights when rooms are not in use. We strive to continuously improve our environmental efforts and the impact of our operations on the environment and we have not suffered any major environmental controversy. Our operations do not generate hazardous waste. Our hybrid architecture leverages Amazon Web Services (AWS), a leading public cloud provider that is independently dedicated to sustainability. AWS focuses on carbon offsetting, waste reduction, minimizing water usage, and minimizing environmental impact through reforestation initiatives. Despite our efforts to promote environmental sustainability, there are limited risks to the environment related to our business. Specifically, our payroll operations use paper in the printing of payroll checks. Those checks are mailed through the US Postal Service, however we expect that as usage of our AsurePay product increases, the number of printed checks will decline. We also may be using electricity in certain of our business operations, which is generated by coal. Asure requires its vendors to adopt environmental sustainable plans. Specifically, its Vendor Code of Conduct states that vendors should operate in an environmentally responsible manner, strive to minimize adverse impact on the environment, and comply with all environmental laws, rules, and regulations in the countries in which they operate.

Employee Wellness. We continue to offer affordable health, dental and vision care to all full-time employees, and part-time employees working more than 20 hours per week. In addition, we provide a generous contribution to employees’ health savings accounts, and offer an employee assistance program to all employees that provides behavioral counseling, monthly educational seminars, legal and financial consultants, and resources on a number of topics important to employee well-being. We also offer a generous Paid Time Off (“PTO”) program, which includes self-managed PTO for all employees, as well as a fitness reimbursement program. As of December 31, 2025, approximately 45% of our employees worked remotely.

Data Security. We have the highest commitments to protecting the security of our clients’ information and our internal payroll processes. We maintain SOC 1 and SOC 2 certifications and adhere to NIST guidance on security best practices. Additionally, we employ a vice-president of information security who reports to senior management on a quarterly basis on matters impacting the company’s security and privacy practices. All of our employees are required to go through annual internal infosecurity training, and members of our payroll team receive enhanced fraud prevention and security training. We have also invested in additional fraud prevention tools including software used in connection with our AML/BSA compliance program and we participate in industry-run payroll fraud prevention organizations.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These individuals are required to abide by the Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. The Company’s Code of Business Conduct and Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of its business. Any waivers of the Code of Business Conduct and Ethics for directors or executive officers must be approved by the board of directors. The full text of the Company’s Code of Business Conduct and Ethics is published on our website at https://investor.asuresoftware.com/corporate-governance. We intend to disclose future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.

INSIDER TRADING POLICY

The Company has an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities (the “Insider Trading Policy”) that applies to all of the Company’s directors, officers, employees and other covered persons identified within the Insider Trading Policy. The Company believes that the Insider Trading Policy is reasonably designed to promote compliance with applicable U.S. federal securities laws, rules and regulations, as well as Nasdaq listing standards applicable to the Company, relating to insider trading. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with applicable federal securities laws and Nasdaq listing requirements. A copy of the Insider Trading Policy is included as Exhibit 19.1 to the Company’s annual report on Form 10-K filed with the SEC on February 26, 2026.

ANTI-HEDGING POLICY

Under the Insider Trading Policy, directors, executive officers, and certain other employees who given their roles are reasonably likely to have access to material non-public information, as well as persons sharing their households, are prohibited from engaging in any hedging transactions or other speculative trading in the Company’s securities unless advance approval is obtained from the Company’s Compliance Committee. Prohibited transactions include short sales, options trading, trading on margin or pledging, and hedging or monetization transactions (including the purchase of financial instruments that hedge or are designed to hedge or offset a decrease in the market value of our securities).

CLAWBACK POLICY

The Company has adopted a Clawback Policy to provide for the recovery of erroneously awarded incentive-based compensation from executive officers. This policy, designed to comply with the rules of the Nasdaq Stock Market, applies in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of such an accounting restatement, the Board will determine the amount of erroneously awarded compensation received by each executive officer, and the Company will recover reasonably promptly the erroneously awarded compensation received in accordance with the Clawback Policy. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an executive officer, no executive officer will be indemnified by the Company against the loss of any erroneously awarded compensation or any claims related to the Company’s enforcement of its rights under the Clawback Policy. Any right of recovery under the Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement, including the 2018 Plan. A copy of the Clawback Policy is included as Exhibit 97.1 to the Company’s annual report on Form 10-K filed with the SEC on February 26, 2026.

STOCK OWNERSHIP GUIDELINES

Our Bylaws set forth the expectation that the Company’s Chief Executive Officer acquire and hold during his or herm term of service one year worth of annual base wage compensation in the form of our common stock. As set forth in the Bylaws, only shares of common stock shall count towards meeting the ownership requirements, and such shares may be held directly, in trust, in joint accounts, and by immediate family members. If ownership requirements are not met, the Chief Executive Officer will not qualify to receive the annual bonus. The use of derivatives or other structures to hedge share ownership is strictly prohibited. The stock ownership calculation is based off shares valued at the greater of the cost basis or market value. Mr. Goepel, our Chief Executive Officer, held shares of our common stock of at least 23 times his annual base wage compensation, based on a closing share price of $8.73 as of March 16, 2026

LABOR AND HUMAN RIGHTS POLICY

Asure’s “Labor and Human Rights Policy” formalizes the Company’s commitment to preserving and promoting the fundamental rights of others as reflected in our commitment to labor and human rights. Our codes, standards and programs are built around the recognition that everything we do in connection with our work must reflect the highest possible standards of ethical business conduct and all employees must be treated with respect and dignity. Our commitment to international human rights standards and local laws are rooted in our core values and reinforced through our “Code of Business Conduct and Ethics” and other company policies. We support the aim of the International Labor Organization (“ILO”), the Universal Declaration of Human Rights (“UDHR”), the International Bill of Human Rights, and the UN Guiding Principles on Business and Human Rights to arrive at universally accepted labor standards and have therefore adopted internal policies, standards, procedures, and guidelines that are aligned with these policies. Asure’s management is strongly committed to ensuring the continuing development and implementation of our “Labor and Human Rights Policy” and will continue to regularly evaluate these policies to ensure an effective outcome and adherence by our employees as well as holding our suppliers and vendors to the same standards. Additionally, Asure will ensure all employees receive training and/or education enabling them to embody our commitment to these principles.

POLICY ON FREEDOM OF SPEECH AND EXPRESSION

Asure strives to enable its employees to pursue truth, seek knowledge, and develop understanding of what it means to be a member of a civil society. Freedom of speech and expression are indispensable to Asure’s mission. While each member of Asure enjoys freedom of speech and expression both within and outside the workplace, such freedom also comes with responsibility. Asure vigorously supports the rights of all employees of Asure to freely express their views and to peacefully and lawfully protest against actions and opinions with which they disagree. Asure also recognizes that the right to free speech and expression is not absolute. It must be balanced against the company’s obligation to the principles of freedom and to provide a secure and civil environment where employees can freely exchange ideas and openly engage in deliberation and debate. Open-mindedness, civility, respect, decency, and sensitivity for the opinions and rights of others, however different from one’s own, are crucial to fulfilling Asure’s mission. Asure is committed to freedom of speech and expression and therefore does not have an obligation to insulate members of the Asure team from ideas and opinions that are objectionable, offensive, unwise, ill-conceived, or hateful in nature. Unprotected speech that violates the law or Asure policies shall be prohibited and handled through established disciplinary processes (Asure’s Employee Handbook outlines its disciplinary policies and procedures). Consistent with the Code of Business Conduct and Ethics, the Company offers training for employees of Asure about civil discourse and the freedom of speech and expression. Support and resources are provided for members of Asure Software who experience speech or expression that they find objectionable, offensive, unwise, ill-conceived, or hateful in nature.

ANTI-HUMAN TRAFFICKING POLICY

Asure complies with the United States government’s prohibitions on trafficking in persons. Asure is committed to a work environment that is free from human trafficking and slavery, which for purposes of this policy includes forced labor and unlawful child labor. Asure will not tolerate or condone human trafficking or slavery in any part of our global organization. Asure’s employees and its joint ventures, and direct and indirect suppliers, vendors, contractors, subcontractors, business partners, service providers, independent contractors, consultants, and others through whom Asure conducts business must avoid complicity in any practice that constitutes trafficking in persons or slavery.

VENDOR CODE OF CONDUCT

Asure’s “Vendor Code of Conduct” formalizes our commitment to ensuring our vendors reinforce our values and sets forth our expectations that our vendors operate in compliance with the principles outlined in this Code. Asure expects our vendors to conduct their operations in accordance with all applicable professional standards, legal requirements, and this Code. The provisions of this Code are in addition to those specified in any agreement between a vendor and Asure. Failure to comply with the terms of this Code may jeopardize a vendor’s relationship with Asure, up to and including termination of some or all of the services being provided by a vendor to Asure. Applicable terms in a vendor’s contract with Asure supersede any conflicting provisions of this Code.

ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed CBIZ CPAs PC (“CBIZ”) as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the calendar year ending December 31, 2026. We are advised that no member of CBIZ has any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

Stockholder ratification is not required for the selection of CBIZ, because the Audit Committee has the responsibility for the selection of the Company’s independent registered public accounting firm. Nonetheless, the selection is being submitted for ratification at the Annual Meeting solely with a view toward soliciting the stockholders’ opinion thereon, which opinion will be taken into consideration in future deliberations. Even if the selection of CBIZ is ratified by the stockholders, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of the Company and its stockholders.

A representative of CBIZ will be attending the Annual Meeting and will be available for questions. This representative will further have an opportunity to make a statement if the representative desires.

The Board of Directors recommends voting “FOR” ratification of the appointment of CBIZ as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Marcum LLP (“Marcum”) served as our independent registered public accounting firm from 2016 until April 2025. On November 1, 2024, CBIZ acquired the attest business of Marcum, and substantially all of the partners and staff that provided attestation services for Marcum joined CBIZ.

On April 14, 2025, Marcum resigned as the Company’s independent registered accounting firm as result of the acquisition by CBIZ of Marcum’s attestation business. In connection with the resignation of Marcum and the appointment of CBIZ, the Company reports that the reports of Marcum regarding the Company’s financial statements for the fiscal years ended December 31, 2024, and December 31, 2023, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and December 31, 2023, and through April 14, 2025, the date of Marcum's resignation, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to such disagreement in its report and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for the material weakness in the Company’s internal control over financial reporting related to ineffective design and operation of controls over program change management as described in Item 9A of the Company’s annual report on Form 10-K filed with the SEC on March 6, 2025.
During the fiscal years ended December 31, 2024 and December 31, 2023, and through April 14, 2025, neither the Company nor anyone on the Company's behalf consulted with CBIZ regarding (i) the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBIZ on the Company’s financial statements, and CBIZ did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Marcum with a copy of this disclosure and on April 16, 2025, Marcum furnished the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating that it agreed with these disclosures. Such letter is filed with the SEC on our current report on Form 8-K dated April 16, 2025.

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF FEES

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of the independent registered public accountants for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval. The first category (Audit Fees) includes audit work performed in the preparation of financial statements, as well as work that generally only our independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards. The second category (Audit-Related Fees) includes assurance and related services that are traditionally performed by our independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements. The third category (Tax Fees) includes all services performed by our independent registered public accountants’ tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice. The fourth category (All Other Fees) includes items associated with services not captured in the other categories. We generally do not request services other than audit, audit-related and tax services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accountants and management to report actual fees versus the budget at least annually by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before such engagement.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated, reports for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Marcum previously served as our independent registered public accounting firm from 2016 until April 2025. On November 1, 2024, CBIZ acquired the attest business of Marcum, and substantially all of the partners and staff that provided attestation services for Marcum joined CBIZ.

CBIZ

Audit Fees - The Company incurred aggregate fees in the amount of $645,500 for professional audit services rendered by CBIZ for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the calendar year ended December 31, 2025.

Audit-Related Fees - The Company incurred $239,387 for assurance and related services rendered by CBIZ that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Services” above for the calendar year ended December 31, 2025.

Tax Fees - The Company incurred no fees for professional services rendered by CBIZ for tax compliance, tax advice and tax planning for the calendar year ended December 31, 2025.

All Other Fees – The Company incurred $118,125 for professional services rendered by CBIZ in connection with stand-alone financial statements of a subsidiary for the calendar year ended December 31, 2025.

MARCUM

Audit Fees - The Company incurred aggregate fees in the amount of $612,500 for professional audit services rendered by Marcum for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the calendar year ended December 31, 2024.

Audit-Related Fees - The Company incurred $95,375 for assurance and related services rendered by Marcum that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Services” above for the calendar year ended December 31, 2024.

Tax Fees - The Company incurred no fees for professional services rendered by Marcum for tax compliance, tax advice and tax planning for the calendar year ended December 31, 2024.

All Other Fees – The Company incurred $114,615 for professional services rendered by Marcum in connection with stand-alone financial statements of a subsidiary for the calendar year ended December 31, 2024.

The Audit Committee has determined that the provision of services covered by the preceding paragraphs is compatible with maintaining our independent registered public accounting firm’s independence from the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or “CD&A,” section of this proxy statement discusses the material elements of our executive compensation programs for the following persons, who are our named executive officers (such persons also constitute the executive officers of the Company):

Name	Age	Present Office(s) Held in Our Company
Patrick Goepel	64	Chairman and Chief Executive Officer
Eyal Goldstein	50	President and Chief Revenue Officer
John Pence	55	Chief Financial Officer and Corporate Secretary
There are no family relationships among any of the Company’s executive officers and directors.

Mr. Goepel’s biographical information appears in the biographical information of our Directors included under the Election of Directors section above.

Eyal Goldstein joined Asure as Chief Revenue Officer in December 2016, and our board appointed him to serve as President in August 2020. Prior to joining Asure, Mr. Goldstein served as Chief Revenue Officer of Insight Venture Partner’s FilmTrack, a global rights management platform, from March 2013 to December 2016. He previously served three years as Executive Vice President of DAZ Systems, a software company. Prior to DAZ he was Regional Vice President at Oracle Corp. and also served as Vice President at Ceridian Corporation. Mr. Goldstein earned a bachelor’s degree in English from University of Nevada, Las Vegas.

John Pence joined Asure as Chief Financial Officer in November 2020. Prior to joining Asure, Mr. Pence held positions as a CFO as well as a COO at several leading enterprises, including Mobi Corp, a software company, from February 2010 to December 2017 and Beneplace LLC, a leading HR benefits provider, from September 2018 to January 2020. He has 30 years of leadership experience in accounting, finance, and operations at a variety of both publicly traded and privately held technology companies that served both large and small businesses. Mr. Pence is a Certified Public Accountant and received his BBA in Finance and Accounting from the Red McCombs School of Business at the University of Texas, Austin.

EXECUTIVE COMPENSATION

The compensation of our named executive officers is determined by the Compensation Committee with the guidance of its independent compensation consultant, Compensia. The Compensation Committee intends that its executive compensation practices and principles are aligned with the executive compensation of its peer companies and that those practices and principles are fair and reasonable. These principles align with the Company’s strategic initiatives, balance both individual and company performance, and seek to provide competitive wages and benefits with consistent position in the median range of the most relevant markets to its named executive officers based on their roles, responsibilities, skills, and performance.

Specifically, the Compensation Committee’s goal is to ensure this program:

•Closely aligns our executive compensation with stockholder value creation, avoiding plans that encourage our executives to take excessive risk while driving long-term value to stockholders;
•Supports our long-term business strategy by ensuring that performance objectives are consistent with driving long-term stockholder value;
•Recognizes that the portion of a named executive officer’s compensation that is at-risk and performance-based should be tied to the level of that individual’s responsibility and their ability to control the achievement of performance objectives;
•Emphasizes equity-based compensation over cash compensation;
•Allows us to recruit and retain a top-tier executive team in a competitive industry and to motivate our executive team to achieve superior performance over sustained period; and
•Provides a competitive compensation opportunity while adhering to market standards for compensation.

The Compensation Committee periodically reviews the compensation principles used for setting the total cash compensation and equity incentive compensation for the named executive officers, in consultation with Compensia. The Company also periodically compares the components of its compensation with its peer companies and those of its competitors to ensure that compensation remains competitive and continues to attract, retain, and motivate a skilled and diverse workforce. Based on the most recent review, with respect to compensation for fiscal year 2025, the Compensation Committee, with the guidance of Compensia, compared our named executive officers’ compensation with that of other U.S. public companies in the technology space and having annual revenues between $50 million to $200 million (the “Sub 200 Peer Companies”) and those U.S. public companies in the technology space having annual revenues between $200 million and $500 million (the “200+ Peer Companies” and together with the Sub 200 Peer Companies, the “Peer Companies”). Given that the Company is growing in size, the Compensation Committee believes that reviewing both peer classes would provide more comparable data in evaluating the Company’s executive compensation programs. Based on this analysis, the Compensation Committee determined that the compensation of our named executive officers was below the median of compensation for similar positions at the Peer Companies.

Specifically:

•Base Salaries for named executive officers approximate the 20% percentile of the Sub-200 Peer Companies and the 10% percentile of the 200+ Peer Companies, on average;
•Target cash bonuses for named executive officers approximate the 40% percentile of the Sub-200 Peer Companies and the 10% percentile of the 200+ Peer Companies, on average; and
•On a grant-value basis, Asure’s 2025 equity grants for its named executive officers are positioned at the 25% percentile of the Sub-200 Peer Companies and the 10% percentile of the 200+ Peer Companies, on average.

For purposes of the above, this analysis also included the compensation of two additional members of the executive team who are not named executive officers. Thus, the averages included the compensation for those individuals as well.

The Compensation Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to such named executive officers.

COMPONENTS OF EXECUTIVE COMPENSATION

We offer our named executive officers’ compensation in the following forms:

•Base salaries to compensate individuals for their day-to-day responsibilities,
•Variable compensation in the form of performance-based bonuses that are directed to drive targeted corporate business goals and annual objectives; and
•Equity compensation in the form of RSUs and PSUs in order to foster focus of our named executive officers on long-term objectives.

BASE SALARY

Salaries provide our named executive officers with a base level of compensation for the responsibilities of their individual positions and are set based on their levels of experience and expertise. Recommendations on increases to base salary take into account, among other factors, market data and the advice of our independent compensation consultant, Compensia, along with consideration of the named executive officers’ individual performance and general contributions to overall Company performance. The following table sets forth the base salaries of our named executive officers for 2025 and 2024:

Named Executive Officer	Principal Position	2025 Base Salary	2024 Base Salary
Patrick Goepel	Chief Executive Officer	$475,000	$450,000
Eyal Goldstein	Chief Revenue Officer	$450,000	$425,000
John Pence	Chief Financial Officer	$400,000	$385,000

VARIABLE COMPENSATION UNDER ANNUAL BONUS PLAN

We maintain a variable compensation plan in the form of an annual cash bonus plan to reward the performance of our named executive officers in achieving our corporate goals and to primarily align this element of pay for our named executive officers with corporate performance.

For fiscal year 2025, the Compensation Committee established the following corporate performance measures based 50% upon Total Revenues and 50% upon Adjusted EBITDA targets to assess the cash bonus opportunity for each named executive officer:

Achievement Level	Total Revenue	Adjusted EBITDA(1)	Corresponding Payout as % of Target (for each metric)
Threshold	$131,000,000	$30,000,000	50%
Target	$138,000,000	$32,500,000	100%
Maximum	$145,000,000	$35,000,000	200%
(1) Adjusted EBITDA is a non-GAAP financial measure that the Company uses to measure its performance. See the Company’s current report on Form 8-K furnished with the SEC on February 26, 2026, for information about how the Company calculates adjusted EBITDA.

In determining the targets and payouts under the annual cash bonus plan, the Compensation Committee identified performance criteria it views as the most applicable measures of Company performance and set targets that it believes provided appropriate incentives for the named executive officers with respect to 2025 objectives.

Based on actual performance for fiscal year 2025, the Company achieved $140,541,000 in Total Revenue and $32,023,000 in Adjusted EBITDA. Therefore, our named executive officers were eligible for a payout at approximately 110% of target, as they had exceeded the target achievement level for total revenue but were short of the target achievement level for adjusted EBITDA.

However, the Compensation Committee determined that since the level of achievement reached was materially impacted by the business combination that took place during fiscal year 2025 and since that transaction was not considered when establishing the performance metrics and targets, it was in the best interest of the Company to adjust the performance targets for the payment of the cash bonus. As a result, the Compensation Committee determined that our named executive officers had earned and would be paid the following cash bonuses under our annual cash bonus plan for fiscal year 2025, which were paid in fiscal year 2026:

Named Executive Officer	Fiscal Year 2025 Cash Bonus Opportunity (as a % of Base Salary)	Fiscal Year 2025 Target Bonus Opportunity	Fiscal 2025 Bonus Payment Paid in Fiscal 2026 (as a percentage of Base Salary)	Fiscal Year 2025 Bonus Payment Paid in Fiscal Year 2026	Fiscal Year 2025 Bonus Payment (as a percentage of target)
Patrick Goepel	100%	$475,000	50%	$237,500	50%
Eyal Goldstein	80%	$360,000	40%	$180,000	50%
John Pence	70%	$280,000	35%	$140,000	50%

EQUITY COMPENSATION

For fiscal year 2025, the equity compensation issued to each of our named executive officers consisted of an equal mix of RSUs, which vest in equal annual installments over a three-year period, and PSUs, which amount settles based on the achievement of certain performance measures described below and subsequently vest over a three-year period. The Compensation Committee believes that providing a substantial amount of compensation in the form of equity, with a mix of RSUs and PSUs, appropriately aligns the interests of our named executive officers with stockholders.

The Compensation Committee believes that time-based RSUs vesting over a three-year period support retention of our named executive officers and focuses them on the Company’s long-term success. For fiscal year 2025, the Compensation Committee determined that our named executive officers would be granted the following RSUs under the 2018 Plan as of January 1, 2025 (the “Grant Date”):

Named Executive Officer	Fair Value of Award(1)	Number of Shares Granted(2)
Patrick Goepel	$757,600	80,000
Eyal Goldstein	$530,320	56,000
John Pence	$378,800	40,000
(1) The fair value of each award was determined by multiplying the number of shares granted by the closing price of our common stock on the Grant Date.
(2) Vest one-third on the first anniversary of the Grant Date and in eight quarterly installments thereafter, subject to continued service through each applicable vesting date.
The Compensation Committee includes PSUs in its compensation structure as an emphasis on pay for performance. Named executive officers receive a target grant of PSUs which settle in RSUs based on the achievement of corporate goals, similar to the Annual Bonus Plan. Following settlement, the PSUs vest over a three-year period.

For fiscal year 2025, the Compensation Committee granted PSUs that convert into RSUs between 0% and 200% as of the Grant Date. The Compensation Committee established the corporate performance measures set forth in the table below based 50% upon Recurring Revenue and 50% upon Non-GAAP Gross Profit targets to determine the conversion rate of granted PSUs. The Compensation Committee believes that achievement of Recurring Revenue and Non-GAAP Gross Profit targets are important indicators of Company performance and that prioritizing these measures supports our long-term success.

Achievement Level	Recurring Revenue	Non-GAAP Gross Profit(1)	Corresponding Payout as % of Target (for each metric)
Threshold	$128,000,000	$90,000,000	50%
Target	$135,000,000	$97,000,000	100%
Maximum	$142,000,000	$104,000,000	200%
(1) Non-GAAP Gross Profit is a non-GAAP financial measure that the Company uses to measure its performance. See the Company’s current report on Form 8-K furnished with the SEC on February 26, 2026, for information about how the Company calculates non-GAAP Gross Profit.

In selecting these target amounts, the Compensation Committee sought to motivate our named executive officers without encouraging undue risk taking. Based on actual performance for fiscal year 2024, the Company achieved $127,288,000 in Recurring Revenue and $102,971,000 in Non-GAAP Gross Profit. Therefore, our named executive officers were eligible for a payout at approximately 90% of target, as they had exceeded the target achievement level for non-GAAP gross profit but were short of the threshold achievement level for recurring revenue.

However, the Compensation Committee determined that since the level of achievement reached was materially impacted by the business combination that took place during fiscal year 2025 and since that transaction was not considered when establishing the performance metrics and targets, it was in the best interest of the Company to adjust the performance targets for the conversion of the PSUs. As a result, the Compensation Committee determined that the PSUs granted to our named executive officers would convert to the following amounts of RSUs, which were paid on February 26, 2026 (the “Final Payment Date”):

Named Executive Officer	Fair Value of Target Award(1)	Target Number of Shares Granted	Fair Value of Paid Award(1)	Paid Number of Shares Granted(2)	Fiscal Year 2025 PSUs Paid (as a percentage of target)
Patrick Goepel	$1,136,400	120,000	$1,136,400	120,000	100%
Eyal Goldstein	$795,480	84,000	$795,480	84,000	100%
John Pence	$568,200	60,000	$568,200	60,000	100%
(1) The fair value of each award was determined by multiplying the number of shares granted by the closing price of our common stock on the Grant Date.
(2) Vest 38.89% on the Final Payment Date and in equal installments on the first of each calendar month thereafter through January 1, 2028, Date subject to continued service through each applicable vesting date.

Policies and Practices Related to the Grant of Certain Equity Awards

Neither the Board nor the Compensation Committee takes material nonpublic information into account when determining the timing or terms of equity awards, including with respect to options, nor do we time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has generally granted such awards once a year to directors and executive officers. In addition to the annual grants of equity awards, equity awards may be granted at other times during the year to newly hired or promoted employees, and in other special circumstances. In 2025, we did not grant any stock options, stock appreciation rights, or similar option-like instruments.

OTHER ELEMENTS OF COMPENSATION

Retirement Savings and Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. In February 2025, the Compensation Committee approved a discretionary Profit Sharing Contribution for 2026 of $21,600 per executive officer to be funded consistent with the Company’s standard 401(k) non-elective safe harbor contribution. In addition, all of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance.

Perquisites, Tax Gross-Ups and Other Personal Benefits

Except as provided in the Summary Compensation Table under “All Other Compensation,” we do not provide perquisites, tax gross-ups or other personal benefits to our named executive officers.

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded or paid to, or earned by, our Chief Executive Officer and our two most highly compensated executive officers serving in such capacity on December 31, 2025. We refer to these employees collectively as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Patrick Goepel	2025	$475,000	$237,500	$1,894,000	$—	$—	$31,500	$2,638,000
Chief Executive Officer	2024	$450,000	$302,400	$1,072,759	$—	$—	$31,050	$1,856,209

Eyal Goldstein	2025	$450,000	$180,000	$1,325,800	$—	$—	$90,900	$2,046,700
Chief Revenue Officer	2024	$425,000	$228,480	$842,881	$—	$—	$86,110	$1,582,471

John Pence	2025	$400,000	$140,000	$947,000	$—	$—	$31,500	$1,518,500
Chief Financial Officer	2024	$385,000	$181,104	$613,002	$—	$—	$31,050	$1,210,156
(1) Constitutes annual performance-based bonuses paid to the named executive officer pursuant to the Company’s performance-based cash bonus program in which each of our named executive officers participates and includes amounts earned in 2024 but paid in 2025 and earned in 2025 but paid in 2026.
(2) The amounts reported in this column represent the aggregate value of the restricted stock units and performance stock units based on their grant date fair value, as determined in accordance with the share-based     payment accounting guidance under ASC 718. Refer to Note 9, “Stockholders’ Equity,” in the Notes to the Consolidated Financial Statements appearing in our annual report on Form 10-K filed on February 26, 2026 for the relevant assumptions used to determine the valuation of our stock awards.
(3) Amounts in this column include the dollar value of any non-elective safe harbor contributions made by the Company to the 401(k) account of the named executive officer during the calendar year, a discretionary profit sharing contribution per executive officer earned in the year reported, but paid in the following year and living expenses for Mr. Goldstein’s apartment in Austin, Texas of approximately $59,000 and $55,000 during calendar years 2025 and 2024, respectively.

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE

The following table sets forth information concerning unexercised options and stock awards for each of the named executive officers listed in the Summary Compensation Table, outstanding as of December 31, 2025:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Patrick Goepel	5/13/2021(1)	60,000	—	$7.86	5/13/2026
	3/16/2022(3)	90,000	—	$6.74	3/16/2027
	1/1/2023(4)	—	—	$—		4,164	$39,225
	1/1/2023(5)	—	—	$—		33,332	$313,987
	1/1/2024(6)	—	—	$—		29,168	$274,763
	1/1/2024(7)	—	—	$—		32,445	$305,632
	1/1/2025(8)	—	—	$—		80,000	$753,600
	1/1/2025(9)	—	—	$—		120,000	$1,130,400

Eyal Goldstein	5/13/2021(1)	60,000	—	$7.86	5/13/2026
	12/27/2021(2)	100,000	—	$7.72	12/27/2026
	3/16/2022(4)	40,000	—	$6.74	3/16/2027
	1/1/2023(4)	—	—	$—		3,750	$35,325
	1/1/2023(5)	—	—	$—		30,000	$282,600
	1/1/2024(6)	—	—	$—		22,918	$215,888
	1/1/2024(7)	—	—	$—		25,492	$240,135
	1/1/2025(8)	—	—	$—		56,000	$527,520
	1/1/2025(9)	—	—	$—		84,000	$791,280

John Pence	5/12/2021(1)	60,000	—	$7.86	5/13/2026
	3/16/2022(3)	60,000	—	$6.74	3/16/2027
	1/1/2023(4)	—	—	$—		2,500	$23,550
	1/1/2023(5)	—	—	$—		20,000	$188,400
	1/1/2024(6)	—	—	$—		16,668	$157,013
	1/1/2024(7)	—	—	$—		18,540	$174,647
	1/1/2025(8)	—	—	$—		40,000	$376,800
	1/1/2025(9)	—	—	$—		60,000	$565,200
(1) Represents grant of non-qualified stock options issued to Mr. Goepel, Mr. Goldstein, and Mr. Pence on May 13, 2021, which non-qualified stock options vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date.
(2) Represents grant of non-qualified stock options issued to Mr. Goldstein on December 27, 2021, which non-qualified stock options vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date.

(3) Represents grant of non-qualified stock options issued to Mr. Goepel, Mr. Goldstein, and Mr. Pence on March 16, 2022, which non-qualified stock options vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal monthly installments, with the last such vesting date being the third anniversary of the grant date.
(4) Represents grant of restricted stock units that vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date. The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2025, which was $9.42.
(5) Represents grant of performance stock units, which were paid in restricted stock units at a conversion rate of 1 performance stock unit equals 2 restricted stock units. The restricted stock units will vest 1/3 on the conversion date, 1/3 vest on January 2, 2025, and the remaining 1/3 vest on January 2, 2026. The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2025, which was $9.42.
(6) Represents grant of restricted stock units that vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date. The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2025, which was $9.42.
(7) Represents grant of performance stock units, which were paid in restricted stock units at a conversion rate of 1 performance stock unit equals 0.69525 restricted stock units. The restricted stock units will vest 1/3 on the conversion date, 1/3 vest on January 2, 2026, and the remaining 1/3 vest on January 2, 2027. The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2025, which was $9.42.
(8) Represents grant of restricted stock units that vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date. The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2025, which was $9.42.
(9) Represents grant of performance stock units, which were paid in restricted stock units at a conversion rate of 1 performance stock unit equals 1 restricted stock unit. The restricted stock units will vest 38.89% on the conversion date, with the remainder vesting in equal installments on the first of each calendar month through January 1, 2028. The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2025, which was $9.42.

EXECUTIVE COMPENSATION ARRANGEMENTS

We are party to an offer letter with each of our named executive officers, other than Mr. Goepel, pursuant to which we require our named executive officers to enter into our standard confidentiality agreement and establish the named executive officer’s initial base salary, discretionary bonus eligibility and benefit entitlements.

We entered into an amended and restated employment agreement with Mr. Goepel in August 2011. Under the employment agreement, we provided for Mr. Goepel to be paid an annual base salary, to be eligible to receive a discretionary annual bonus, for certain benefit entitlements and for an initial equity award grant in the form of a stock option. Under the employment agreement, in the event Mr. Goepel’s employment is terminated by us for other than cause, he is entitled to receive six months of base salary.

In December 2017, our Compensation Committee adopted the Company’s Executive Change in Control Severance Plan (the “CIC Plan”). Under the CIC Plan, in the event we terminate the employment of a named executive officer without cause or a named executive officer resigns for good reason, in each case, during the twelve month period commencing on a change in control (or within 90 days prior to the change in control if such termination is at the request of the third party effecting the change in control), the Company will (i) continue to pay the named executive officer his or her base salary for 12 months, (ii) a pro-rated target bonus, (iii) continued health care coverage for up to 12 months, (iv) full accelerated vesting of all outstanding equity awards and (v) each option shall remain exercisable for its full term. Any such severance benefits are subject to the named executive officer providing the Company a general release of claims. Severance payable to Mr. Goepel under the CIC Plan will be reduced by any severance paid in connection with his amended and restated employment agreement.

PAY VERSUS PERFORMANCE DISCLOSURE

The following table presents, for each of the three most recent years:

◦total compensation, as calculated in the Summary Compensation Table (“SCT”), for our CEO (“Principal Executive Officer” or “PEO”) and an average for our other Named Executive Officers (“Non-PEO NEOs”);

◦compensation actually paid (“CAP”) to the PEO and Non-PEO NEOs, an SEC prescribed calculation which adjusts total compensation for the items described below and which does not equate to realized compensation;

◦our cumulative total shareholder return since the last trading day before the earliest year presented; and
◦our net income.

Pay Versus Performance Table

Included in the table below is the annual compensation paid to our executives and our financial performance for each of the three previous years.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(3)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return(4)	Net Loss (in thousands)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2025	$2,638,000	$2,640,143	$1,782,600	$1,783,649	$100.86	$(13,126)
2024	$1,856,209	$1,867,436	$1,396,313	$1,394,213	$100.75	$(11,773)
2023	$2,632,515	$3,548,853	$2,017,222	$2,764,408	$101.93	$(9,214)

(1)For the years 2025, 2024 and 2023, this is the total compensation, as disclosed in the Summary Compensation Table above, for Mr. Goepel, our Principal Executive Officer (“PEO”).
(2)For the years 2025, 2024 and 2023, this is the average total compensation, as disclosed in the Summary Compensation Table above, for Mr. Goldstein and Mr. Pence, our non-PEO Named Executive Officers.
(3)Compensation Actually Paid is the Summary Compensation Table total for the PEO (column (b) above) and Average Summary Compensation Table total for the Non-PEO NEOs (column (d) above), as applicable, with the following adjustments to the value of equity adjusted as follows pursuant to Item 402(v)(2)(iii)(C) of Regulations S-K:

	2025	2024	2023	2025	2024	2023
				Non-PEO	Non-PEO	Non-PEO
	PEO	PEO	PEO	(Average)	(Average)	(Average)
SCT Total Compensation	$2,638,000	$1,856,209	$2,632,515	$1,782,600	$1,396,313	$2,017,222
Subtract: Grant date fair value of equity awards granted during the covered year	(1,894,000)	(1,072,759)	(1,361,815)	(1,136,400)	(727,941)	(1,021,362)
Add: Fair value as of end of covered year of equity awards granted during covered year that were outstanding and unvested as of end of covered year	1,884,000	1,116,666	1,428,000	1,130,400	757,736	1,071,000
Add: Change in fair value from end of prior year to end of current year for equity awards granted in prior years that were outstanding and unvested at end of current year	991	(15,090)	6,982	699	(10,255)	8,384
Add: Fair value as of vesting date of equity awards that were granted and vested in same year	—	—	—	—	—	—
Add: Change in fair value from end of prior year to vesting date of equity awards granted in prior years that vested in covered year	11,152	(17,590)	843,171	6,350	(21,640)	689,164
Subtract: Fair value at end of prior year of equity awards granted in prior years that failed to vest (forfeited) in covered year	—	—	—	—	—	—
Add: Dollar amount of dividends or other earnings paid on equity awards in covered year prior to vesting date that are not included in total compensation for covered year	—	—	—	—	—	—
Compensation Actually Paid	$2,640,143	$1,867,436	$3,548,853	$1,783,649	$1,394,213	$2,764,408
(4)The value is based on a fixed investment of one hundred dollars in our common stock measured from the market close on December 30, 2022 (the last trading day of 2022) through and including the end of the fiscal year for each year reported in the table.

Analysis of the Information Presented in the Pay Versus Performance Table

Our board and Compensation Committee generally seek to align the interests of stockholders with our named executive officers by incentivizing long-term performance and through the use of short-term cash incentives. Therefore, we do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year and the Compensation Committee did not consider this information in making its executive compensation decisions. Instead our executives were paid in the years presented above based on the achievement of annual corporate goals, which are focused on driving recurring revenue and adjusted EBITDA generation. Adjusted EBITDA is a non-GAAP financial metric to encourage activities that support long-term performance of total stockholder return, our executives are compensated at least annually with service-based restricted stock units or stock options to ensure that their interests are aligned with those of our stockholders. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Net Loss

The Company does not look to net loss as a performance measure for its executive compensation program and instead looks at other financial metrics, such as recurring revenue and adjusted EBITDA (which is a non-GAAP number) to evaluate the Company’s performance. From 2023 to 2025 the Company went from having a net loss of $9,214,000 in 2023, to a net loss of $11,773,000 in 2024, and to a net loss of $13,126,000 in 2025. Compensation actually paid for both our PEO and non-PEO NEOs decreased from 2023 to 2024 and increased from 2024 to 2025, but overall decreased from 2023 to 2025. The changes in compensation actually paid to our named executive officers from 2023 to 2025 generally reflects cash bonuses and performance-based equity granted for the achievement of annual corporate and strategic objectives. The differences in compensation actually paid to our named executive officers compared to the summary compensation table primarily reflects the changes in the value of our common stock as compared to the grant date fair value of their equity awards.

Compensation Actually Paid and Cumulative TSR

We utilize several performance measures to align executive compensation with the Company’s performance, but historically have not used financial performance measures such as total shareholder return. As described under the Narrative to Summary Compensation Table section of this Proxy Statement, part of the compensation our NEOs are eligible to receive consists of annual performance-based cash bonuses and equity awards that are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals. The Board believes that the key performance measurements are recurring revenue growth and adjusted EBITDA generation and we align our performance metrics and payment of incentives to our NEOs based on these metrics, which the Company believes are the primary drivers that would impact the Company’s enterprise valuation and therefore, ultimately, total stockholder return.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of March 16, 2026, by each person who is known by us to beneficially own more than five percent of our common stock, each of our directors, director nominees, and named executive officers, and all directors and executive officers as a group. The percentages are based on 28,635,777 shares of our common stock issued and outstanding on March 16, 2026. The percentage of beneficial ownership also includes any shares that such person has the right to acquire within 60 days of March 16, 2026.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number		Percent
Private Capital Management LLC	4,248,231	(2)	14.8%
Needham Investment Management LLC	2,482,500	(3)	8.7%
Calm Waters Partnership	2,030,369	(4)	7.1%
Janus Henderson Group PLC	1,677,109	(5)	5.9%
BlackRock, Inc.	1,456,025	(6)	5.1%
Patrick Goepel	1,427,086	(7)	5.0%
Eyal Goldstein	459,150	(8)	1.6%
John Pence	302,068	(9)	1.1%
Daniel Gill	140,165	(10)	*
W. Carl Drew	103,165	(11)	*
Benjamin Allen	52,645	(12)	*
Bradford Oberwager	45,420	(13)	*
Bjorn Reynolds	35,444	(14)	*
Grace Lee	33,142	(15)	*
All directors and executive officers as a group (9 persons)	2,598,285		8.9%

*    Indicates ownership of less than 1% of the total outstanding shares

(1)Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.
(2)Pursuant to Schedule 13G (Amendment No. 5) filed with the SEC on February 5, 2024, Private Capital Management, LLC holds sole voting and dispositive power over 1,791,145 shares and shared voting and dispositive power over 2,457,086 shares as of December 31, 2023. The principal business address of the reporting person is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108.
(3)Pursuant to Schedule 13G (Amendment No. 1) filed with the SEC on November 13, 2024, Needham Investment Management, LLC holds shared voting and dispositive power over 2,482,500 shares as of September 30, 2024. The principal business address of the reporting person is 250 Park Avenue, 10th Floor, New York, New York 10117.
(4)Pursuant to Schedule 13G (Amendment No. 1) filed with the SEC on January 8, 2026, Calm Waters Partnership holds shared voting and dispositive power over 2,030,369 shares as of December 31, 2025. The principal business address of the reporting person is 833 East Michigan Street, Suite 1800, Milwaukee, Wisconsin 53202.
(5)Pursuant to Schedule 13G (Amendment No.4) filed with the SEC on November 14, 2025, Janus Henderson Group, PLC holds shared voting and dispositive power over 1,677,109 shares as of September 30, 2025. The principal address of the reporting person is 201 Bishopsgate, EC2M 3AE, United Kingdom.
(6)Pursuant to Schedule 13G filed with the SEC on January 29, 2024, BlackRock, Inc. holds sole voting power over 1,430,673 shares and sole dispositive power over 1,456,025 shares as of December 31, 2023. The principal business address of the reporting person is 50 Hudson Yards, New York, New York 10001.
(7)Consists of 1,264,587 shares held directly by Mr. Goepel and 162,499 shares issuable upon vesting of restricted stock units and exercise of options exercisable within 60 days of March 16, 2026.
(8)Consists of 249,901 shares held directly by Mr. Goldstein and 209,249 shares issuable upon vesting of restricted stock units and exercise of options exercisable within 60 days of March 16, 2026.
(9)Consists of 175,402 shares held directly by Mr. Pence and 126,666 shares issuable upon vesting of restricted stock units and exercise of options exercisable within 60 days of March 16, 2026.
(10)Consists of 135,165 shares held directly by Mr. Gill or through his revocable trust, as well as 5,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2026.
(11)Consists of 103,165 shares held directly by Mr. Drew as of March 16, 2026.
(12)Consists of 47,645 shares held directly by Mr. Allen and 5,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2026.

(13)Consists of 45,420 shares held directly by Mr. Oberwager as of March 16, 2026.
(14)Consists of 30,444 shares held directly by Mr. Reynolds and 5,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2026.
(15)Consists of 33,142 shares held directly by Ms. Lee as of March 16, 2026.

APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The board of directors reviews all transactions involving the Company in which any of our directors, director nominees, significant stockholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. No directors or officers were involved in a transaction that exceeded $120,000. All directors, director nominees and executive officers must notify us of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either the Audit Committee or a special committee of independent directors, which determines whether or not to approve the transaction. After such review, the reviewing body approves the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Review and approval of such transactions fall under Section D(2) of the Company’s Audit Committee Charter.

OTHER MATTERS

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than 10% of the Company’s common stock (“10% Stockholders”) to file reports of ownership and changes in ownership with the SEC and Nasdaq. Such officers, directors, and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon information provided to the Company by individual officers, directors, and 10% Stockholders, Asure believes that all of these filing requirements were satisfied by the Company’s officers, directors, and 10% Stockholders in calendar year 2025, except for the following: Patrick Goepel did not timely file one Form 4 in March 2025 reporting one transaction concerning the conversion of PSU awards to RSUs; Eyal Goldstein did not timely file one Form 4 in March 2025 reporting one transaction concerning the conversion of PSU awards to RSUs; John Pence did not timely file two Form 4s in March 2025 reporting two transactions concerning the conversion of PSU awards to RSUs and the payment of tax liability associated with such conversion; Benjamin Allen did not timely file one Form 4 in March 2025 reporting one transaction concerning the grant of RSUs; W. Carl Drew did not timely file one Form 4 in March 2025 reporting one transaction concerning the grant of RSUs; Daniel Gill did not timely file one Form 4 in March 2025 reporting one transaction concerning the grant of RSUs; Grace Lee did not timely file one Form 4 in March 2025 reporting one transaction concerning the grant of RSUs; Bradford Oberwager did not timely file one Form 4 in March 2025 reporting one transaction concerning the grant of RSUs; and Bjorn Reynolds did not timely file one Form 4 in March 2025 reporting one transaction concerning the grant of RSUs.

STOCKHOLDER PROPOSALS

A stockholder seeking to include a proposal in our proxy statement and form of proxy card for the 2027 Annual Meeting must submit such proposal to us by November 30, 2026. Stockholder proposals for inclusion in our proxy statement must comply with SEC Rule 14a-8 and should be addressed to: Corporate Secretary, Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701. If the date of the 2027 Annual Meeting is changed by more than 30 days from the date of the 2026 Annual Meeting, then the deadline for inclusion of proposals in our proxy statement is a reasonable time before we begin to print and mail our proxy materials.

A stockholder may also nominate a director or bring other business before the stockholders at the 2027 Annual Meeting but must comply with the advance notice procedures in our Bylaws. In general, the Bylaws require written notice of any stockholder proposals for other business or director nominations to be delivered or mailed to and received by the Secretary at our principal executive offices at 405 Colorado Street, Suite 1800, Austin, Texas 78701 between February 11, 2027 and March 13, 2027, and the written notice must contain the specific information required in our Bylaws. If the date of the 2027 Annual Meeting changes by more than 30 days from the anniversary date of the 2026 Annual Meeting, the written notice must be received by us no later than the close of business on the 10th day following the earlier of the date on which we first mail notice of the date of the 2027 Annual Meeting or otherwise make public disclosure of the date. Proposals for director nominees and other business submitted through this process will not be included in our proxy materials sent to stockholders prior to the meeting.

Under our Bylaws, the stockholder’s notice of a director nomination must set forth, among other things, (a) as to each person whom the stockholder proposes to nominate for election as director, all information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, including such person’s written consent to being named as a nominee and to serve as a director if elected; (b) as to the stockholder giving notice, the name and address of the person as they appear on our books and the class and number of shares beneficially owned and owned of record by the person; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the person and the class and number of share beneficially owned by the person.

Under our Bylaws, the stockholder’s notice of a proposal for other business must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing the business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of our shares of our common stock that are owned beneficially and of record by the stockholder and by the beneficial owner, if any, on whose behalf the proposal is being made; and (iv) any material interest of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

The above summary of our Bylaws is qualified in its entirety by reference to the full text of our Bylaws. In addition to the notice and information requirements contained in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2027 (the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting); except that, if the date of the 2027 Annual Meeting has changed by more than 30 days from the previous year, then such notice must be provided by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

PROXY SOLICITATION AND COSTS

The enclosed proxy is being solicited by the board of directors of the Company. We will bear the entire cost of solicitation of proxies on behalf of the Company, including preparation, assembly, printing and mailing the Notice of Internet Availability of Proxy Materials, as well as hard copies of this proxy statement, the enclosed proxy card, and the enclosed annual report for fiscal year 2025 if requested. We will reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their costs of sending the proxy soliciting material to our beneficial owners. Our officers, directors and other regular employees may, without additional compensation, solicit consents personally or by facsimile, telephone, e-mail, or special letter.

HOUSEHOLDING

Some banks, brokers and other record holders engage in the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. We will promptly deliver an additional copy of either document to any stockholder who writes or calls us at the following address or phone number: Investor Relations, Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701, (512) 859-3562. Stockholders may also use the above contact information for requests from (i) individual stockholders in households currently receiving a single copy of annual reports, proxy statements, and notices of internet availability of proxy materials who wish to receive separate copies in the future and (ii) two or more stockholders in households receiving multiple copies of annual reports, proxy statements, and notices of internet availability of proxy materials who wish to receive a single copy of annual reports, proxy statements, and notices of internet availability of proxy materials in the future.

ANNUAL REPORT ON FORM 10-K

We will provide to any stockholder without charge a copy of our 2025 annual report on Form 10-K upon written request to our Secretary at Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701. Our annual report booklet and this proxy statement are also available online at https://investor.asuresoftware.com/financial-information.

OTHER BUSINESS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors,

/s/ PATRICK GOEPEL

Patrick Goepel
Chief Executive Officer
Austin, Texas